UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 343-4680

March 24, 2003

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of our Company, I cordially invite you to attend the 2003 Annual Meeting of the Shareholders of Harley-Davidson, Inc. to be held at 10:30 a.m., Central Time, on Saturday, May 3, 2003, at the Midwest Airlines Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin.

The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the 2003 Annual Meeting of Shareholders. During the 2003 Annual Meeting of Shareholders, there will be brief reports on the operations of the Company. Once the business of the 2003 Annual Meeting of Shareholders has been concluded, Shareholders will be given the opportunity to ask questions.

We sincerely hope you will be able to attend our 2003 Annual Meeting of Shareholders. However, whether or not you are personally present, it is important that your shares be represented.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN. PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING OF SHAREHOLDERS. YOU MAY SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE, OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE BROKER, BANK OR OTHER NOMINEE.

Sincerely yours,

Jeffrey L. Bleustein

Chairman of the Board and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 3, 2003

The 2003 Annual Meeting of the Shareholders of Harley-Davidson, Inc. will be held at the Midwest Airlines Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin on Saturday, May 3, 2003 at  10:30 a.m., Central Time, for the following purposes:

1. To elect three directors for a three-year term to expire at the Company’s 2006 Annual Meeting of Shareholders;

2. To ratify the selection of Ernst & Young LLP, independent public accountants, to be the auditors of the annual financial statements of the Company for the year ending December 31, 2003; and

3. To take action upon any other business as may properly come before the 2003 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.

The Board of Directors of the Company has fixed the close of business on March 17, 2003 as the record date for determining shareholders entitled to notice of and to vote at the 2003 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 24, 2003

WE URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. YOU CAN SUBMIT YOUR PROXY BY MARKING YOUR VOTES ON THE ENCLOSED PROXY CARD, SIGNING AND DATING IT AND MAILING IT IN THE POSTAGE-PAID ENVELOPE. IF YOU OWN SHARES REGISTERED DIRECTLY WITH THE COMPANY’S TRANSFER AGENT, COMPUTERSHARE INVESTOR SERVICES LLC, OR YOU OWN SHARES IN THE COMPANY’S DIVIDEND REINVESTMENT PLAN, THEN YOU CAN SUBMIT YOUR PROXY FOR THOSE SHARES BY USING A TOLL FREE TELEPHONE NUMBER OR THE INTERNET. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STREET NAME HOLDERS MAY ALSO VOTE BY TELEPHONE OR THE INTERNET IF THEIR BANK OR BROKER MAKES THOSE METHODS AVAILABLE, IN WHICH CASE THE BANK OR BROKER WILL ENCLOSE THE INSTRUCTIONS WITH THE PROXY STATEMENT.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March 24, 2003

PROXY STATEMENT

The proxy accompanying this Proxy Statement is solicited by the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) for use at the 2003 Annual Meeting of Shareholders of the Company to be held on May 3, 2003 and at any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement and the accompanying proxy were first sent to Shareholders (as identified in this Proxy Statement) on or about March 24, 2003.

As used in this Proxy Statement, “Motor Company” refers collectively to the Company’s principal subsidiaries, Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, Inc. and Harley-Davidson Motor Company, Inc., which collectively do business as “Harley-Davidson Motor Company,” and “HDFS” refers to Harley-Davidson Financial Services, Inc.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting?

At the Annual Meeting, Shareholders will act upon matters described in the notice of meeting contained in this Notice of Annual Meeting and Proxy Statement (“Proxy Statement”), including the election of directors and the ratification of the Board’s recommendation regarding the Company’s independent auditors. In addition, members of management will report on the Company’s 2002 performance and, once the business of the Annual Meeting is concluded, respond to questions raised by Shareholders as time permits.

Who Is Entitled to Vote?

Only holders of the 304,919,800 shares of the Company’s Common Stock outstanding as of the close of business on March 17, 2003 (the “Record Date”) will be entitled to vote at the Annual Meeting (“Shareholders”). Each Shareholder is entitled to one vote for each share of the Company’s Common Stock he or she held on the Record Date.

Who Can Attend the Annual Meeting?

All Shareholders or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a Shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What Constitutes a Quorum?

A majority of the 304,919,800 shares of the Company’s Common Stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. Shares represented by proxy cards either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker nonvotes”), those shares will be counted as present for quorum purposes. Broker nonvotes will not be counted as votes for or against any proposal.

How Do I Vote?

Shareholders who own shares registered directly with the Company’s transfer agent,  Computershare Investor Services LLC (“Computershare”), or who own shares through the Company’s Dividend Reinvestment Plan on the close of business on March 17, 2003 can appoint a proxy by telephone by calling toll free (within the United States or Canada) (866) 668-0871, by using the Internet at www.computershare.com/us/proxy or by mailing their signed proxy card in the enclosed envelope. Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate Shareholders’ identities, to allow Shareholders to give their voting instructions and to confirm that the Shareholders’ instructions have been properly recorded. Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the Shareholders must bear.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Secretary of the Company and voting in person at the Annual Meeting. Presence at the Annual Meeting of a Shareholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. When a Shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote:

•	for election of the nominated slate of directors (see Item 1); and
•	for ratification of the selection of Ernst & Young LLP, independent public accountants, to be the auditors of the annual financial statements of the Company for the year ending December 31, 2003 (see Item 2).

Who Pays to Prepare, Mail and Solicit the Proxies?

The cost of soliciting proxies will be borne by the Company, except for some costs associated with individual Shareholder use of the Internet and telephone. Proxies may be solicited by personal meeting, Internet, telephone, telegraph and facsimile machine, as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration. The Company has retained D. F. King & Co., Inc. to aid in the solicitation at an estimated cost to the Company of approximately $6,000 plus out-of-pocket expenses.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 17, 2003 (except as noted) with respect to the Common Stock ownership of each director, the Chief Executive Officer, the four other executive officers of the Company identified in the Summary Compensation Table (collectively with the Chief Executive Officer, the “named executive officers”), all directors and executive officers as a group and each person or group of persons known by the Company to own beneficially more than 5% of the Common Stock.

	Amount and Nature of Beneficial Ownership(1)(2)

Name of Beneficial Owner	Number of Shares		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)

Barry K. Allen	28,002		*	5,500
Richard I. Beattie	15,104		*	5,500
Jeffrey L. Bleustein	1,923,598		*	1,168,000
George H. Conrades	4,373		*	1,800
Donald A. James	223,147	(4)	*	5,500
Richard G. LeFauve (Deceased)	17,370		*	5,500
Gail A. Lione	139,354		*	132,077
Sara L. Levinson	12,612		*	5,500
James A. McCaslin	394,556		*	227,683
George L. Miles, Jr.	930		*	0
James A. Norling	17,567	(5)	*	5,500
Donna F. Zarcone	104,838		*	100,038
James L. Ziemer	534,311	(6)	*	331,775
All Directors and Executive Officers as a Group (19 Individuals)	4,379,729		1.44%	2,607,988
AXA Assurances I.A.R.D. Mutuelle	29,506,697	(7)	9.68%	N/A

*The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed.

(2) Includes shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 17, 2003. Includes shares of Common Stock held in the Company’s 401(k) Plan and the Company’s Dividend Reinvestment Plan, as of December 31, 2002.

(3) Includes only stock options exercisable within 60 days of March 17, 2003.

(4) 213,675 of such shares of Common Stock are held by Fred Deeley Imports Ltd. Mr. James has sole voting power and shared investment power over such shares.

(5) 8,000 of such shares of Common Stock are held by Heritage Ventures, Ltd., a limited partnership for which Mr. Norling has sole voting and dispositive power.

(6) 4,100 shares are held by the Ziemer Family Foundation for which Mr. Ziemer has shared voting and dispositive power over the shares. 27,800 shares are held by the Ziemer Family Limited Partnership. Mr. Ziemer is a general and limited partner of the partnership and has shared voting and dispositive power over the shares.

(7) The information is derived from Amendment No. 1 to Schedule 13G filed with the Company and the Securities and Exchange Commission on February 12, 2003 by AXA Assurances I.A.R.D. Mutuelle. As of December 31, 2002, AXA Assurances I.A.R.D. Mutuelle had sole voting power over 13,252,701 shares, shared voting power over 6,782,241 shares, sole dispositive power over 29,486,876 shares and shared dispositive power over 19,821 shares. Please note that, according to the filing, a majority of shares reported in Amendment No. 1 to Schedule 13G as filed by AXA Assurances I.A.R.D. Mutuelle are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc.

Stock Ownership Guidelines

In August 2002, the Board approved “Director and Senior Executive Stock Ownership Guidelines” (“Ownership Guidelines”). The Ownership Guidelines stipulate that all directors hold 5,000 shares of the Company’s Common Stock and senior executives hold from 5,000 to 30,000 shares of the Company’s Common Stock depending on their career band level. The directors and senior executives have five years from January 2002 to accumulate the appropriate number of shares of the Company’s Common Stock.

1—ELECTION OF DIRECTORS

The Restated Articles of Incorporation of the Company (“Articles of Incorporation”) provide for a Board of not less than six nor more than 15 members, as determined from time to time by the affirmative vote of a majority of the directors then in office. The Board is divided into three classes, with one class of directors elected each year for a term of three years subject to the mandatory retirement provisions in the Company’s bylaws. The mandatory retirement provisions are contained in Section 2.07 of the Company’s bylaws, which provide that a director automatically ceases to be a director of the Company upon the earlier to occur of the annual meeting following the director’s 70th birthday or the director’s serving 15 years on the Board.

In 2002, the Board consisted of nine members, three with terms that expire at the Annual Meeting (Class III Directors), three with terms that expire at the 2004 annual meeting of shareholders (Class I Directors) and three with terms that expire at the 2005 annual meeting of shareholders (Class II Directors). In January 2003, Mr. LeFauve, who served as a Class I Director, died. Due to Mr. LeFauve’s death, the Board has reduced the size of the Board from nine to eight members. Presently there are two members in Class I and three members in each of Class II and Class III.

The three nominees for director set forth below, all of whom are currently Class III Directors, are proposed to be elected at the Annual Meeting to serve until the 2006 annual meeting of shareholders. The remaining five directors will continue to serve as members of the Board for terms as set forth below. The nominees have advised the Company that they will serve if elected. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting). Thus, any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement). Proxies solicited by the Board will be voted “FOR” the following nominees unless a Shareholder specifies otherwise. Should any such nominee become unable to serve, proxies may be voted for another person designated by the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING NOMINEES.

The names, ages as of March 17, 2003, and principal occupations for at least the past five years of each of the directors and nominees and the names of any other public companies of which each is presently serving as a director are set forth below:

Nominees for Class III Directors—Terms Expiring at 2006 Annual Meeting of Shareholders

JEFFREY L. BLEUSTEIN, 63, has been a director of the Company since 1996.

In December 1998, Mr. Bleustein was elected Chairman of the Board of the Company. He has served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Motor Company since June 1997. Mr. Bleustein served as President and Chief Operating Officer of the Motor Company from 1993 to May 2001. He was Executive Vice President of the Company from 1991 to June 1997. He is also a director of Brunswick Corporation.

DONALD A. JAMES, 59, has been a director of the Company since 1991.

Mr. James is a co-founder, and since 2002 he has served as the Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., the largest independent motorcycle distributorship in Canada and the exclusive distributor of the Company’s motorcycles in that country. He served as the Vice Chairman and Chief Executive Officer of Fred Deeley Imports Ltd. from 1989 to 2002.
Mr. James is also an equity owner of Fred Deeley Imports Ltd.

JAMES A. NORLING, 61, has been a director of the Company since 1993.

Mr. Norling served as interim President and Chief Executive Officer of Chartered Semiconductor Manufacturing, Inc., a semiconductor manufacturer, from April 2002 to July 2002. In August 2000, Mr. Norling retired as the Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Section of Motorola, Inc., positions that he held since June 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President of Europe, Middle East and Africa for Motorola, Inc. from December 1998 to June 1999; and as President and General Manager, Messaging, Information and Media Section for Motorola, Inc. from January 1997 to December 1998. He is also Chairman of the Board of Directors of Chartered Semiconductor Manufacturing Ltd.

Class I Directors—Terms Expiring at 2004 Annual Meeting of Shareholders

BARRY K. ALLEN, 54, has been a director of the Company since 1992.

In August 2002, Mr. Allen became Executive Vice President and Chief Human Resources Officer of Qwest Communications International Inc., a broadband Internet-based communications company. Mr. Allen also serves as the President of Allen Enterprises, LLC, a private equity investment and management company, a position he has held since August 2000. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from October 1999 until August 2000. Mr. Allen was Executive Vice President of Ameritech/SBC Communications (f/k/a Ameritech Corporation) from August 1995 to October 1999. He is also a director of Cobalt Corporation.

RICHARD I. BEATTIE, 63, has been a director of the Company since 1996.

Mr. Beattie has been a partner of Simpson Thacher & Bartlett, a law firm, since 1977 and has served as Chairman of the Executive Committee of that firm since 1991. Mr. Beattie is an expert in corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as the General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995-1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus.
Mr. Beattie also is a director of Heidrick & Struggles International, Inc.

Class II Directors—Terms Expiring at 2005 Annual Meeting of Shareholders

GEORGE H. CONRADES, 64, has been a director of the Company since May 2002.

Mr. Conrades is Chairman and Chief Executive Officer of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services and software, a position he has held since April 1999. Since August 1998, Mr. Conrades also has served as a partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from May 1997 to August 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company. From January 1994 to May 1997, Mr. Conrades served as President and Chief Executive Officer of BBN Corporation. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. He is also a director of Cardinal Health, Inc. and Viacom, Inc.

SARA L. LEVINSON, 52, has been a director of the Company since 1996.

Ms. Levinson is President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she has held since September 2002. Ms. Levinson is also ChairMom of ClubMom, Inc., a consumer relationship management company, a position she has held since May 2000. She previously served as Chief Executive Officer of ClubMom, Inc. from May 2000 to September 2002. She was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from September 1994 to April 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network, from 1993 to September 1994. She is also a director of Federated Department Stores, Inc.

GEORGE L. MILES, JR., 61, has been a director of the Company since August 2002.

Mr. Miles is the President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, a position he has held since April 1994. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. He is also a director of Equitable Resources, Inc., WESCO International, Inc. and Westwood One, Inc.

Board of Directors—Committee and Other Information

The Board has determined that all current directors, other than Messrs. Bleustein and James, qualify as independent directors of the Company under the proposed rules of the New York Stock Exchange, Inc. The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee.

Audit Committee

Members:

In 2002, the Committee members were directors Richard I. Beattie, Sara L. Levinson, George L. Miles, Jr. and James A. Norling (Chairman). After Mr. LeFauve’s death, the membership of the Committee changed. As of the February 12, 2003 meeting of the Board, the members are directors Richard I. Beattie, George L. Miles, Jr. and James A. Norling (Chairman).

Number of Meetings in 2002:    Seven (7)

Audit Committee Purpose:

The Board amended the Audit Committee charter in February 2003 to provide, among other things, that the Audit Committee assist the Board in fulfilling their oversight responsibility relating to:

•	the integrity of the Company’s financial statements and the financial reporting process

•	the systems of internal accounting and financial controls

•	the internal audit function

•	the retention and termination of the independent auditors

•	the annual independent audit of the Company’s financial statements

•	the independent auditors’ qualifications and independence

•	conflicts of interest of the Company’s directors and executive officers and the disclosure of any waivers of such conflicts

•	the compliance and ethics programs established by management and the Board.

The Board has determined that all members of the Audit Committee are independent in accordance with the audit committee requirements of the New York Stock Exchange, Inc. A copy of the Audit Committee charter, as amended, is attached as an Appendix to this Proxy Statement. The functions of the Audit Committee and its activities during fiscal year 2002 are discussed in more detail under the heading “Audit Committee Report.”

Human Resources Committee

Members:	In 2002, the Committee members were directors Barry K. Allen, George H. Conrades and Richard G. LeFauve (Chairman). After Mr. LeFauve’s death, the membership of the Committee changed. As of the February 12, 2003 meeting of the Board, the members are directors Barry K. Allen, George H. Conrades (Chairman) and Sara L. Levinson.

Number of Meetings in 2002:    Three (3)

Human Resources Committee Purpose:

The Human Resources Committee charter was amended in December 2002 to provide, among other things, that the Human Resources Committee:

•	discharge the Board’s responsibilities relating to compensation of the Company’s Chief Executive Officer and other executive officers

•	produce an annual report on compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations

•	evaluate Company management performance overall and provide recommendations regarding management successors

•	review and recommend all equity based compensation plans.

Nominating and Corporate Governance Committee

Members:	In 2002, the Committee members were directors Barry K. Allen (Chairman), Richard I. Beattie, George H. Conrades, Richard G. LeFauve, Sara L. Levinson, George L. Miles, Jr. and James A. Norling. After Mr. LeFauve’s death, the membership of the Committee was reduced by one director.

Number of Meetings in 2002:    Four (4)

Nominating and Corporate Governance Committee Purpose:

In December 2002, the name of the Nominating and Director Affairs Committee was changed to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee charter was amended in December 2002 to provide, among other things, that the Nominating and Corporate Governance Committee:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members of the Company

•	review and recommend the renomination of incumbent directors

•	review and recommend committee appointments

•	lead the Board in its annual review of the Board’s and its committees’ performance

•	approve goals and objectives for the Chief Executive Officer and review the Chief Executive Officer’s annual performance

•	review and recommend to the Board a set of governance guidelines applicable to the Company

•	take a leadership role in shaping the corporate governance of the Company

•	perform other related tasks, such as studying the size, committee structure, compensation or meeting frequency of the Board.

Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee by writing to the Nominating and Corporate Governance Committee in care of the Secretary of the Company. Such recommendations for the 2004 annual meeting of shareholders must be received by the Company on or before November 25, 2003.

Any shareholder who desires to nominate a director candidate for consideration by the shareholders at the 2004 annual meeting of shareholders must give written notice to the Secretary of the Company in advance of the 2004 annual meeting of shareholders in compliance with the terms and within the time periods specified in the Company’s Articles of Incorporation. The Articles of Incorporation state, among other things, that to nominate a director candidate for consideration at an annual meeting of shareholders, a shareholder must give written notice that complies with the Articles of Incorporation to the Secretary of the Company not less than sixty days in advance of the date in the current fiscal year of the Company corresponding to the date the Company released its proxy statement to shareholders in connection with the annual meeting of shareholders for the immediately preceding year. Since the Company anticipates mailing its proxy statement on March 24, 2003, the Company must receive notice of a nomination for a director candidate for consideration by shareholders at the 2004 annual meeting of shareholders no later than  January 24, 2004.

In 2002, there were five regularly scheduled meetings, one of which was a telephonic meeting. All incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 2002. The Board met in executive sessions during all regularly scheduled meetings (except the telephonic meeting), without management present, and plans to continue that practice going forward. In August 2002, non-management members of the Board elected Mr. Allen presiding director for these sessions. The presiding director is responsible for chairing the executive sessions. Shareholders and other parties interested in communicating directly with the presiding director may do so by writing to the Presiding Director, Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653.

Directors who are employees of the Company do not receive any special compensation for their services as directors. Directors who are not employees of the Company (“Non-employee Directors”) receive an annual retainer fee of $30,000, an additional annual retainer fee of $5,000 if they chair a Board committee, plus $1,500 for each regular meeting of the Board, $750 for each special meeting of the Board and $750 for each Board committee meeting. Pursuant to the Company’s 1998 Director Stock Plan (the “Director Plan”), a Non-employee Director may elect to receive 50% or 100% of the annual fee to be paid in each calendar year in the form of Common Stock based upon the fair market value of the Common Stock at the time of the annual meeting of shareholders. In addition, on the first business day after the annual meeting of shareholders of the Company, each Non-employee Director who serves as a member of the Board immediately following the annual meeting of shareholders is automatically granted an immediately exercisable option for the purchase of such number of shares of Common Stock equal to three times the annual retainer fee for Non-employee Directors divided by the fair market value of a share of Common Stock on the day of grant (rounded up to the nearest multiple of 100). In 2002, each Non-employee Director received an option to purchase 1,800 shares of Common Stock at a price of $52.40. In addition, a clothing allowance of $1,000 to purchase Harley-Davidson® MotorClothes™ apparel and accessories is also provided to Non-employee Directors, along with a discount on Company products that is the same discount available to all employees of the Company.

EXECUTIVE COMPENSATION

The following table shows the aggregate compensation, including incentive compensation, paid by the Company for 2002, 2001 and 2000 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for 2002:

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Other Annual Compen- sation ($)		Restricted Stock Awards (2) ($)	Securities Underlying Options (#)	All Other Compen- sation (3) ($)

Jeffrey L. Bleustein
Chairman and CEO	2002	810,031	3,500,000	73,139	(4)	0	125,000	108,822
Chairman and CEO	2001	768,780	1,945,013	54,358		0	110,000	88,179
Chairman and CEO	2000	717,526	1,750,760	52,496		0	165,000	76,713

James L. Ziemer
Vice President and CFO	2002	335,735	713,511	22,366		0	28,045	29,530
Vice President and CFO	2001	319,748	566,274	21,645		0	31,331	26,484
Vice President and CFO	2000	292,635	499,820	21,539		0	39,446	20,647

James A. McCaslin
President and COO— Motor Company	2002	363,139	643,119	30,336		0	30,334	29,520
Vice President, Dealer Services—Motor Company	2001	337,200	510,605	29,214		0	33,889	20,018
Vice President, Dealer Services—Motor Company	2000	269,265	274,650	21,502		0	34,960	6,712

Donna F. Zarcone
President and COO—HDFS	2002	333,431	590,534	8,982		0	27,853	457,906	(5)
President and COO—HDFS	2001	321,379	532,042	10,914		0	31,118	6,000
President and COO—HDFS	2000	306,075	362,100	12,785		0	39,178	6,000

Gail A. Lione
Vice President, General Counsel and Secretary	2002	293,808	371,667	20,580		0	24,514	20,070
Vice President, General Counsel and Secretary	2001	280,194	315,218	21,488		0	27,518	17,945
Vice President, General Counsel and Secretary	2000	256,218	261,342	21,423		0	34,320	15,771

(1) The bonuses listed on this table reflect performance of each of the named executive officers in the year shown. However, bonuses are actually paid in the following calendar year. The 2002 bonus for the Chief Executive Officer reflects a $2 million payment under the Company’s Corporate Short Term Incentive Plan and a $1.5 million award under his Deferred Long-Term Incentive Plan, both of which plans are filed with the Securities and Exchange Commission.

(2) As of December 31, 2002, the only named executive officer of the Company holding unvested restricted stock was Mr. McCaslin who held 160,000 shares, valued at $7,392,000 as of that date. Dividends are paid on shares of unvested restricted stock.

(3) The 2002 amount for Messrs. Bleustein, Ziemer and McCaslin and Ms. Lione includes a 401(k) matching contribution of $5,500 for each, a $200 health care spending account credit and a non-qualified deferred compensation plan matching contribution of $77,151, $21,560, $20,712 and $12,771, respectively. The balance of the payment for each named executive is the value of life insurance provided by the Company. Ms. Zarcone’s compensation under this column is disclosed in footnote 5.

(4) The 2002 amount for Mr. Bleustein includes a $23,193 tax gross-up for Mr. Bleustein’s life insurance, $20,346 for the authorized non-business use of the Company’s airplane and a cash perquisite payment.

(5) The 2002 amount for Ms. Zarcone under the All Other Compensation column includes $451,656 which reflects payments made in each of 2002, 2001, 2000 and 1999 in the amount of $112,914 annually for insurance premiums that the Company paid under a Split Dollar Agreement, as amended, and described in “Other Agreements Relating to Employment.” The 2002 amount also includes a 401(k) matching contribution of $6,250.

Stock Options

During 2002, the Human Resources Committee granted options to purchase shares of Common Stock under the Company’s 1995 Stock Option Plan to the Chief Executive Officer and the other named executive officers as follows:

Option Grants in 2002

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price ($/Sh)	Expiration Date	0%	5%	10%

Jeffrey L. Bleustein	125,000	10.7%	52.10	2/13/12	0	$4,095,283	$10,378,252
James L. Ziemer	28,045	2.4	52.10	2/13/12	0	918,818	2,328,465
James A. McCaslin	30,334	2.6	52.10	2/13/12	0	993,811	2,518,511
Donna F. Zarcone	27,853	2.4	52.10	2/13/12	0	912,527	2,312,524
Gail A. Lione	24,514	2.1	52.10	2/13/12	0	803,134	2,035,300
All Optionees(3)	1,180,862	100.0	(3)	(3)	0	38,690,131	98,048,389
All Shareholders(4)	N/A	N/A	N/A	N/A	0	9,909,439,424	25,112,465,100

(1) The options granted under the 1995 Stock Option Plan are non-qualified stock options. The exercise price per share is 100% of the fair market value of a share of Common Stock of the Company on the date of the grant. The options may be exercised one year after the date of grant, not to exceed 25% of the shares in the first year, with an additional 25% to be exercisable in each of the following three years. Options expire ten years from the date of grant. Each option granted under the 1995 Stock Option Plan has a limited right which permits the holder to surrender the option within 30 days after a change of control of the Company and receive the difference between the exercise price of the option and the highest closing price of the Common Stock during the 60-day period preceding the change of control of the Company.

(2) The dollar amounts under these columns are the results of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission. The potential realizable values are not intended to forecast possible future appreciation, if any, in the market price of the Common Stock.

(3) Includes 1,168,262 options granted to salaried employees on February 13, 2002 at an exercise price of $52.10 per share and 12,600 options granted to Directors on May 6, 2002 at an exercise price of $52.40 per share.

(4) Represents corresponding gain to all Shareholders on 302,435,996 shares of Common Stock of the Company outstanding on February 13, 2002, the date on which substantially all of the options included in the table were granted, calculated based on the fair market value of such Common Stock on such date.

Shown below is information relating to the exercise of options by the Chief Executive Officer and the other named executive officers during 2002 and the value of unexercised options held by such persons as of December 31, 2002.

Aggregated Option Exercises in 2002 and Option Values at December 31, 2002

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At December 31, 2002 (#)		Value of Unexercised In-the-Money Options At December 31, 2002 ($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey L. Bleustein James L. Ziemer James A. McCaslin Donna F. Zarcone Gail A. Lione	— — — — —	— — — — —	1,040,500 390,792 192,150 63,468 106,300	317,500 81,514 83,967 82,811 76,500	$33,035,104 13,015,633 5,433,530 997,393 2,328,924	$1,748,772 499,792 484,919 534,195 529,619

(1) Value based on a fair market value of Common Stock of $46.20 on December 31, 2002, less the option exercise price.

Retirement Benefits

The following table shows at different levels of remuneration and years of credited service the estimated net annual benefits payable as a straight life annuity to each of the named executive officers under the Salaried Pension Plan, the Restoration Plan and the Supplemental Agreements (all as defined below), assuming retirement at age 62:

Pension Plan Table

	Years of Service

Total compensation	5	10	15	20	25	30	35	15+*

200,000	15,035	30,070	45,105	60,140	75,175	90,210	105,245	100,000
300,000	23,035	46,070	69,105	92,140	115,175	138,210	161,245	150,000
400,000	31,035	62,070	93,105	124,140	155,175	186,210	217,245	200,000
500,000	39,035	78,070	117,105	156,140	195,175	234,210	273,245	250,000
600,000	47,035	94,070	141,105	188,140	235,175	282,210	329,245	300,000
800,000	63,035	126,070	189,105	252,140	315,175	378,210	441,245	400,000
1,000,000	79,035	158,070	237,105	316,140	395,175	474,210	553,245	500,000
1,250,000	99,035	198,070	297,105	396,140	495,175	594,210	693,245	625,000
1,500,000	119,035	238,070	357,105	476,140	595,175	714,210	833,245	750,000
1,750,000	139,035	278,070	417,105	556,140	695,175	834,210	973,245	875,000
2,000,000	159,035	318,070	477,105	636,140	795,175	954,210	1,113,245	1,000,000
2,250,000	179,035	358,070	537,105	716,140	895,175	1,074,210	1,253,245	1,125,000
2,500,000	199,035	398,070	597,105	796,140	995,175	1,194,210	1,393,245	1,250,000
3,000,000	239,035	478,070	717,105	956,140	1,195,175	1,434,210	1,673,245	1,500,000
3,500,000	279,035	558,070	837,105	1,116,140	1,395,175	1,674,210	1,953,245	1,750,000

* This column applies only to Messrs. Bleustein, McCaslin and Ziemer who are entitled to supplemental benefits under their Supplemental Agreements, assuming retirement at age 62.

The Company maintains the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, salaried employees of the Company (excluding HDFS and certain other subsidiaries), including Messrs. Bleustein, Ziemer and McCaslin and Ms. Lione, are generally eligible to retire with unreduced benefits at age 62 or later. Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and .9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus .4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994, is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1993, and his or her benefit under the revised formula for service after that date. For the named executive officers (other than Ms. Zarcone), final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary and bonus as shown in the Summary Compensation Table) paid over five consecutive calendar years within the last ten years of service prior to the participant’s retirement or other date of termination. Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of 5 years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan. HDFS does not provide a non-contributory defined benefit pension plan to any of its employees, including Ms. Zarcone.

The Company has adopted the Pension Benefit Restoration Plan (the “Restoration Plan”) pursuant to which the Company will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Calculated as of December 31, 2002, annualized final average earnings and years of credited service under the Salaried Pension Plan and the Restoration Plan were as follows: $2,082,422 and 31.9 years, respectively, for Mr. Bleustein; $661,848 and 27.2 years, respectively, for Mr. Ziemer; $592,075 and 10.3 years, respectively, for Mr. McCaslin; and $458,889 and 5.2 years, respectively, for Ms. Lione.

The Company has Supplemental Executive Retirement Plan Agreements (the “Supplemental Agreements”) with Messrs. Bleustein, Ziemer and McCaslin. Under the Supplemental Agreements, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment equal to 35% of the executive’s annualized final average earnings at age 55 increasing in equal increments to 50% of annualized final average earnings at age 62, reduced by the amount of any pension payable by the Company under the Salaried Pension Plan, by the amount of benefits under the Restoration Plan and by any other defined benefit retirement programs of the Company.

Other Agreements Relating to Employment

The Company has entered into an employment agreement with Mr. Bleustein which provides that, upon termination of employment for reasons other than cause, the Company will pay Mr. Bleustein certain amounts, including his base compensation in effect on the date of such termination (which currently would approximate the amount of cash compensation set forth in the Summary Compensation Table) for a period not exceeding one year, and the Company will continue other benefits to which he was entitled prior to termination. HDFS has entered into an employment agreement with Ms. Zarcone which provides that, upon termination of employment for reasons other than cause, HDFS will pay Ms. Zarcone certain amounts, including her base compensation in effect on the date of such termination (which currently would approximate the amount of cash compensation set forth in the Summary Compensation Table) for a period not exceeding one year, and the Company will continue other benefits to which she was entitled prior to termination. Such employment agreements do not establish minimum base salary levels for Mr. Bleustein or Ms. Zarcone.

The Company offers a standard form of Severance Benefits Agreement that has been executed by certain executives including Messrs. Bleustein, Ziemer and McCaslin and Ms. Lione. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits in the event of a termination of employment by the Company other than for cause.

The Company has entered into Transition Agreements with the named executive officers and certain other key executives that become effective upon a change of control of the Company as defined in the Transition Agreements. The Transition Agreements provide that, in the event of termination of such individual’s employment with the Company for any reason (other than death) within two years (three years in the case of Mr. Bleustein) after a change of control of the Company, such individual will receive a cash payment in an amount equal to the product of three multiplied by the sum of (i) the individual’s highest annual base salary during the five-year period preceding termination, (ii) the highest annual bonus paid during the five-year period preceding termination and (iii) the individual’s annual perquisite payment. Such individuals will also receive immediate vesting in any retirement, incentive, stock option and other deferred compensation plans. In addition, the covered individuals will receive three years of continued medical benefits and outplacement services. The contracts state that if any of the payments to the employees are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then the Company will pay the penalty imposed upon the employee plus a tax gross-up.

A “change of control” for purposes of the Transition Agreements includes the following events: (i) continuing directors no longer constitute at least two-thirds of the directors serving on the Board, (ii) any person or group becomes a beneficial owner of 20% or more of the Common Stock, (iii) the Company’s shareholders approve a merger involving the Company, the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless in the case of a merger continuing directors constitute at least two-thirds of the directors serving on the board of directors of the survivor of such merger, or (iv) at least two-thirds of the continuing directors in office immediately prior to a proposed action determine that the proposed action, if taken, would constitute a change of control of the Company and such action is taken. A continuing director is a director of the Company who was a director on a specified date (generally on or shortly prior to the date of the applicable transition agreement) or who was nominated or elected by two-thirds of the continuing directors (except in the case of an actual or threatened proxy or control contest).

Certain executives, including Messrs. Bleustein, Ziemer and McCaslin and Ms. Lione, are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55. This benefit has been adopted by the Company in lieu of providing post-retirement life insurance.

Ms. Zarcone is not covered by the benefit described in the previous paragraph and she is not covered under the Salaried Pension Plan. However, she has a life insurance benefit that was established before the Company completed the purchase of HDFS in December 1999. As part of the purchase, the Company assumed a Split Dollar Agreement (the “Insurance Agreement”) dated March 30, 1999 between Phillip Charles Zarcone as Trustee of the Donna Josephine Frett Zarcone Irrevocable Trust (the “Trust”) and HDFS (f/k/a Eaglemark Financial Services, Inc.). The Trust owns the insurance policy that is the subject of the Insurance Agreement and the Company is obligated to make the premium payments. This Insurance Agreement was previously disclosed in the Company’s quarterly report on Form 10-Q filed in the second quarter of 2002. In light of recent tax law changes which significantly increase Ms. Zarcone’s income tax obligation, the Insurance Agreement was amended. The Company is still obligated to make annual premium payments not to exceed $112,914 per year for the years 2003 through 2005, so long as Ms. Zarcone remains a full-time employee of HDFS. The Company does not have any right to recover these premium payments.

These premium payments are reflected in Ms. Zarcone’s compensation in the Summary Compensation Table.

BOARD OF DIRECTORS HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Human Resources Committee is responsible for establishing, reviewing and revising the compensation policies for the Company’s executive officers. The Human Resources Committee is composed entirely of directors who are not employees or former employees of the Company and who meet the independence requirements of the New York Stock Exchange, Inc. and other applicable laws, regulations and rules.

This report is being included pursuant to Securities and Exchange Commission rules designed to enhance disclosure of public companies’ executive compensation policies. This report addresses the Company’s compensation policies for 2002 as they affected the Chief Executive Officer and the Company’s other executive officers.

General

Under the supervision of the Human Resources Committee, the Company has developed and implemented compensation policies, plans and programs that seek to attract and retain qualified and talented employees and enhance the profitability of the Company. In furtherance of these goals and in addition to benefit plans available to salaried employees generally, the Company’s executive compensation policies, plans and programs consist of base salary, annual incentive compensation, annual stock option grants, annual perquisite payments (cash payments made in lieu of receiving other benefits from the Company such as a car, payment of dues for a club membership and payment for financial planning services), the Restoration Plan, the Supplemental Agreements, a non-qualified deferred compensation plan and life insurance benefits.

In addition to the experience and knowledge of the Human Resources Committee and the Company’s Human Resources staff, the Human Resources Committee utilizes the services of independent human resources consultant in making its executive compensation decisions. Each year the Company’s Human Resources staff selects several executive or other officer positions for benchmarking against comparable companies. The Human Resources staff and the independent human resources consultant retained by the Company jointly select the comparable companies and the comparable companies selected are confirmed by the Human Resources Committee. The independent human resources consultant analyzes compensation summary data for the specified types of executive or officer positions at comparable companies and prepares a written analysis (collectively, the “Independent Compensation Analysis”). The Independent Compensation Analysis includes base salary (including the percentage increase over the prior year), annual bonus percentage and stock option information for the comparable companies by position. The Independent Compensation Analysis also recommends ranges for base salary, annual bonus and stock option compensation for the selected Company executive or officer positions.

The comparable companies used to benchmark executive compensation are not included on the Performance Graph below because they change from year to year depending on both the Company’s and other companies’ performance. The purpose of the Performance Graph is to compare the performance of Common Stock over a five-year period against a stock index or a fixed group of companies. In contrast, the Company generally utilizes compensation surveys to compare its executive compensation policies against companies that have performance and other characteristics similar to those of the Company during a limited period of time. The Company believes that including such companies as a separate group on the Performance Graph would be confusing and potentially misleading.

In general, it is the policy of the Human Resources Committee to fix executive base salary range midpoints at levels at or below the median amounts paid to executives with similar qualifications, experience and responsibilities at other comparable businesses. Executives’ base salaries are determined by individual performance evaluations and potential future contributions to the Company. It is also the policy of the Human Resources Committee generally to establish incentive cash compensation and stock option grants at levels above the median amounts paid or granted to executives with similar qualifications, experience and responsibilities at other comparable businesses. The Company intends to provide a total compensation opportunity for Company executives that is above average, but with an above average amount of the total compensation opportunity at risk and dependent upon continuously improving Company performance. In all cases, the Human Resources Committee considers the total potential compensation payable to each of the named executive officers and other executives when establishing or adjusting any element of their compensation package.

2002 Base Salary

Executive base salaries are reviewed annually. In February 2002, the Human Resources Committee, in consultation with the Vice President, Human Resources, increased Mr. Bleustein’s base salary by approximately 5.13%. Mr. Bleustein’s salary was increased to be competitive with the median salary levels of chief executive officers as stated in the Independent Compensation Analysis and was based upon the Human Resources Committee’s subjective assessment of Mr. Bleustein’s past performance (including his leadership and his role in the financial performance of the Company) and its expectations for his future contribution in leading the Company.

Also in February 2002, the Human Resources Committee reviewed, with the Chief Executive Officer and the Vice President, Human Resources, and approved the annual salary plan for the Company’s other executive officers. The annual salary plan was developed by the Company’s Human Resources staff under the direction of the Chief Executive Officer and is based primarily upon each executive’s individual performance evaluation for the prior year, the anticipated future contribution of each executive and the Independent Compensation Analysis. Base salaries in 2002 for the named executive officers are set forth in the Summary Compensation Table. Based on the Independent Compensation Analysis, the Human Resources Committee believes that the base salaries paid to the Company’s executive officers are generally at or below the median of base salaries paid to comparable executive officers of comparable companies.

2002 Incentive Cash Compensation

The Company and its affiliates have four separate short term incentive plans in which executive officers participated for 2002. Messrs. Bleustein and Ziemer participated in the Company’s Corporate Short Term Incentive Plan (the “Corporate STIP”); the other named executive officers, excluding Ms. Zarcone, and certain other executive officers participated in the Motor Company 2002 Short Term Incentive Plan (the “Motor Company STIP”); and Ms. Zarcone participated in the HDFS 2002 Short Term Incentive Compensation Plan (the “HDFS STIP”). In December 2001, the Human Resources Committee reviewed and approved the Motor Company STIP for 2002 and target awards for Motor Company executive officers in the Motor Company STIP; and the HDFS STIP for 2002 and target awards for HDFS executives in the HDFS STIP. Also in December 2001, the Human Resources Committee established the performance target and target awards under the Corporate STIP for 2002 for participating executive officers. Award payouts under the Motor Company STIP were based upon Motor Company financial targets related to earnings before interest and taxes and Motor Company objectively measured strategic targets related to product quality and customer satisfaction. The resulting performance payout for 2002 under the Motor Company STIP was 253% of target award. Award payouts under the HDFS STIP were based on the percentage increase in net income and rate of return on equity. The mathematical formula would have provided a bonus of 474% of target award. However, the terms of the 2002 HDFS STIP limit the target award to a maximum of 250%. The target awards for the five named executive officers ranged from 50% to 100% of their respective 2002 base salaries (the “Individual Target Award”). Mr. Bleustein’s Individual Target Award for 2002 was 100% of his base annual salary. The amount of each named executive’s Individual Target Award is reviewed annually based upon the Independent Compensation Analysis, the executive’s individual performance evaluation for the prior year and the Human Resources Committee’s appraisal of the executive’s anticipated future contribution to the Company.

The Human Resources Committee selected consolidated net income as the sole performance criterion for the 2002 Corporate STIP formula. This mathematical formula would have provided a bonus of 300% of the individual target award. The terms of the Corporate STIP, as modified by the Shareholders in May 1999, limit the total dollar payment to any one individual to $2 million per year. Under the terms of the Corporate STIP, the Human Resources Committee also has the discretion to reduce awards determined by the formula by up to 50%. Given these terms and limitations, the Human Resources Committee decided not to exercise its discretion and determined that Mr. Bleustein’s actual 2002 Corporate STIP award would be $2,000,000. Had there not been a cap of $2 million per year on the 2002 Corporate STIP, Mr. Bleustein’s bonus would have been $2,460,000. The awards for the other executive officers were determined mathematically, subject to certain maximum limitations, under the respective plans applicable to each of them. All short term incentive plan awards paid or payable for 2002 by the Company with respect to the Chief Executive Officer and the named executive officers are set forth in the Summary Compensation Table.

In May 2002, the Human Resources Committee adopted a Deferred Long-Term Incentive Plan (the “Deferred Plan”) for Mr. Bleustein to recognize his past contributions to the Company and to give him an incentive for future performance. This Deferred Plan was previously disclosed in the Company’s second quarter 10-Q. The Deferred Plan gives the Human Resources Committee the flexibility to award bonuses of up to an aggregate amount of $5 million to Mr. Bleustein during years 2002 through 2006. These bonuses are to be awarded based upon Mr. Bleustein’s performance relative to the goals established by the Human Resources Committee, which focus on the Company’s performance and his individual performance. Pursuant to the Deferred Plan, any bonuses awarded during years 2002 through 2006 are not paid until Mr. Bleustein retires from the Company. In December 2002, the Human Resources Committee awarded $1.5 million to Mr. Bleustein under the Deferred Plan based upon his excellent performance in 2002. The Human Resources Committee received the input of all of the independent directors of the Company on Mr. Bleustein’s performance.

2002 Stock Option Grants

While the short term incentive plans provide Company executives with short term incentives to maximize Company performance, the Human Resources Committee believes that it is also important to provide incentives that more directly tie executives’ long term compensation to long term returns to the Company’s Shareholders. This long term incentive compensation opportunity is provided through the Company’s stock option plans. Annually, the Human Resources Committee reviews, with the Vice President, Human Resources and, except in the case of his own stock option grant, the Chief Executive Officer, and approves individual stock option grants for each of the Company’s executive officers, including the named executive officers. The amount of each executive’s stock option grant, including the grant to the Chief Executive Officer, is subjectively determined by the Human Resources Committee based upon the annual Independent Compensation Analysis, the executive’s individual performance evaluation for the prior year, the executive’s base salary and the Human Resources Committee’s appraisal of the executive’s anticipated long term future contribution to the Company. The stock options granted to the named executive officers in 2002 are set forth in the Summary Compensation and Option Grants Tables.

Other Compensation

The Human Resources Committee believes that the compensation paid or payable pursuant to  the Company’s annual perquisite payments, Pension Benefit Restoration Plan, supplemental pension agreements, non-qualified deferred compensation plan, life insurance benefits and the benefit plans available to salaried employees generally is competitive with the benefit packages offered by comparable employers. From time to time, the Company obtains data to ensure that such benefit plans and programs remain competitive and reviews that data with the Human Resources Committee.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to a named executive officer in excess of $1 million in any year. Incentive compensation based on company performance, provided it is paid pursuant to a plan which has been approved by shareholders and meets certain other criteria, is not subject to Section 162(m). Compensation paid under the Company’s stock option plans and the Corporate STIP qualifies as incentive compensation under Section 162(m). It is the Human Resources Committee’s intention to utilize incentive compensation as a substantial component of the Company’s executive compensation program and to attempt to structure the payment of compensation so that the Company will not lose deductions under Section 162(m). There is a substantial likelihood, however, that the Company will not be entitled to deduct a substantial portion of the compensation arising out of the insurance premium payments made in 2002 and for prior years on behalf of Ms. Zarcone and the vesting of the restricted stock granted to Mr. McCaslin prior to 2002. This grant of restricted stock to Mr. McCaslin was not structured as incentive compensation under Section 162(m).

Conclusion

Over the last five calendar years, shareholders of the Company have enjoyed a total return of approximately 242%. During that same period of time the Standard & Poor’s 500 and MidCap 400 Indexes had total returns of -5% and 35%, respectively, as illustrated in the performance graph below. The Human Resources Committee believes that the compensation policies and practices of the Company described in this report have supported this performance. In addition, the Human Resources Committee believes that these compensation policies and practices are in the best interests of the Company and consistent with the Company’s commitment to balance the interests of all of the Company’s stakeholders including its customers, suppliers, employees, shareholders, government and society.

2002 Human Resources Committee of the Board of Directors

Richard G. LeFauve, Chairman (Deceased)

Barry K. Allen

George H. Conrades

Performance Graph

The Securities and Exchange Commission requires the Company to include in this Proxy Statement a line graph presentation comparing cumulative five year Common Stock returns with a broad-based stock index and either a nationally recognized industry index or an index of peer companies selected by the Company. The Company has chosen to use the Standard & Poor’s 500 Index as the broad-based index and the Standard & Poor’s MidCap 400 Index as a more specific comparison. The Standard & Poor’s MidCap 400 Index was chosen because the Company does not believe that any other published industry or line-of-business index adequately represents the current operations of the Company.

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return*

	1997	1998	1999	2000	2001	2002

Harley-Davidson, Inc.	$100	$175	$237	$295	$403	$342

S&P MidCap 400	$100	$119	$137	$160	$160	$135

S&P 500	$100	$129	$156	$141	$124	$95

* Assumes $100 invested on December 31, 1997.

CERTAIN TRANSACTIONS

Mr. James, a director of the Company, is Vice Chairman, Chief Executive Officer and an equity owner of Fred Deeley Imports Ltd. (“Deeley Imports”), the exclusive distributor of the Company’s motorcycles in Canada. The Company in 2002 recorded revenue and financial services income from Deeley Imports of $120.3 million and had an accounts receivable balance due from Deeley Imports of $7.8 million as of December 31, 2002. The Company provided the products and services that generated such revenue and income in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arm’s-length negotiations between unrelated parties. The Company anticipates that it will do a similar amount of business with Deeley Imports in 2003.

Ms. Lione is married to a partner in the law firm of Foley & Lardner. That firm has performed legal services for the Company for many years predating Ms. Lione’s employment at the Company and her spouse’s election to partnership in 2000. In 2002, the Company paid Foley & Lardner approximately $1.87 million for legal services. Such legal services are in areas other than her spouse’s area of specialty.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers are required to disclose their holdings of and transactions in the Common Stock of the Company on forms prescribed by the Securities and Exchange Commission. In May 2002, Mr. Conrades was elected to the Board and the Form 3 notifying the Securities and Exchange Commission of his status as a Company insider was filed late. Based on forms the Company filed on behalf of such persons with the Securities and Exchange Commission, the Company believes that all of the Company’s directors and executive officers otherwise complied with their obligations under Section 16(a) during 2002.

2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Ernst & Young LLP, independent public accountants, audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2002. Ernst & Young LLP has been recommended by the Audit Committee and selected by the Board to serve as the Company’s independent auditors for the current fiscal year, and in accordance with a resolution of the Board, this selection is being presented to Shareholders for ratification. The Audit Committee has considered whether the provision of nonaudit services is compatible with maintaining Ernst & Young LLP’s independence. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire.

If prior to the Annual Meeting Ernst & Young LLP shall decline to act or its engagement shall be otherwise discontinued by the Board, the Board will appoint other independent auditors whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the Shareholders at the Annual Meeting. If the Shareholders fail to ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Board will reconsider its selection of independent auditors. Proxies solicited by the Board will be voted “FOR” ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003, unless the Shareholder specifies otherwise.

Fees Paid to Ernst & Young LLP

Audit Fees: Fees for the last annual audit and reviews of financial statements included in the Company’s Form 10-K and Forms 10-Q were $702,000.

All Other Fees: The aggregate fees for other services that Ernst & Young LLP rendered in 2002 were $1,466,000, including audit related services of $534,000 and non-audit services of $932,000. Audit related services generally include fees for pension and statutory audits, accounting consultations and Securities and Exchange Commission registration statements. There were no fees for financial information systems design and implementation. Pursuant to the Audit Committee charter approved by the Audit Committee on February 12, 2003, all Ernst & Young LLP services must be pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

3—OTHER MATTERS

Neither the Board nor management intends to bring before the Annual Meeting any matters other than those referred to in the Notice of Annual Meeting and this Proxy Statement. If any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the proxy forms to vote the shares represented by each such proxy in accordance with their judgment on such matters. To bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time periods specified in the Company’s Articles of Incorporation (See “Shareholder Proposals” below). No shareholder has given written notice to the Secretary of the Company of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods specified in the Company’s Articles of Incorporation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews the Company’s financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. The Board has determined that all of the Audit Committee members are independent, in accordance with the audit committee requirements of the New York Stock Exchange, Inc.

The Board approved and adopted a Financial Code of Ethics and a Conflict of Interest Process for Directors and Executive Officers at the December 11, 2002 meeting; a revised Code of Business Conduct applicable to all directors and employees at the January 20, 2003 meeting; and a revised written charter for the Company’s Audit Committee on February 12, 2003. The Company believes it has long been a leader in matters of corporate governance, and is continuing to monitor new legislation, rules and regulations to ensure that the Copany will remain compliant. All of these codes, processes and charters will be on the Company’s website by June 30, 2003.

The Audit Committee of the Board has reviewed and discussed with management the audited financial statements of the Company for the 2002 fiscal year and has discussed with representatives of Ernst & Young LLP, the Company’s independent auditors for the 2002 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as currently in effect, and has discussed with representatives of Ernst &

Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2002 fiscal year be included in the Company’s Annual Report on Form 10-K for the 2002 fiscal year for filing with the Securities and Exchange Commission.

2002	Audit Committee of the Board of Directors

Richard	I. Beattie
Sara	L. Levinson
George	L. Miles, Jr.
James	A. Norling, Chairman

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2004 annual meeting of shareholders and desires to have the Company include that proposal in the Company’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), then the shareholder must ensure that the Company receives the proposal no later than November 25, 2003.

A shareholder who otherwise intends to present business at the 2004 annual meeting of shareholders must comply with the requirements set forth in the Company’s Articles of Incorporation. The Articles of Incorporation state, among other things, that to bring business before an annual meeting, a shareholder must give written notice that complies with the Articles of Incorporation to the Secretary of the Company not less than 60 days in advance of the date in the current fiscal year of the Company corresponding to the date the Company released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year. Thus, since the Company anticipates mailing its proxy statement on March 24, 2003, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 by January 24, 2004.

If the notice is received after January 24, 2004, then the notice will be considered untimely and the Company is not required to present such proposal at the 2004 annual meeting of shareholders. If the Board chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2004 annual meeting of shareholders, then the persons named in the proxies solicited by the Board for the 2004 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

The Securities and Exchange Commission recently implemented new rules regarding the delivery of annual reports and proxy statements to households. This new method of delivery, often referred to as “householding,” permits the Company to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. The Company did not household materials for the Annual Meeting. If the Company households materials for future meetings, then only one copy of the Company’s Annual Report and Proxy Statement will be sent to multiple shareholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those shareholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers or banks) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact the Company’s Investor Services (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, (b) by telephone at 877-HDSTOCK (toll-free) or (c) by e-mail at investor.relations@harley-davidson.com. You can also contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker or bank, provided they have determined to household proxy materials.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 24, 2003

APPENDIX

Harley-Davidson, Inc.

Audit Committee Charter

I. Committee’s Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) to provide assistance to the Board in fulfilling their oversight responsibility relating to: (a) the integrity of the Company’s financial statements and the financial reporting process; (b) the systems of internal accounting and financial controls; (c) the internal audit function; (d) the retention and termination of the independent auditors; (e) the annual independent audit of the Company’s financial statements; (f) the independent auditors’ qualifications and independence; (g) conflicts of interests of the Company’s directors and executive officers and the disclosure of any waivers of such conflicts; and (h) the compliance and ethics programs established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

A. Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee, with or without management present.

B. Internal Audit Function

The Committee shall review the internal auditor’s responsibilities and ensure unrestricted access by internal auditors to relevant records, personnel and physical properties. The Committee shall ensure the internal auditor function is structured so that it achieves organizational independence and permits full and unrestricted access to the Committee, management and the Board. In addition, the Committee shall review and approve the annual internal audit budget. Further, the Committee shall meet separately with the internal auditors, with and without management present, to discuss the results of their examinations.

C. Independent Auditors

The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee. The Committee shall have the ultimate authority and responsibility to retain, evaluate and, where appropriate, replace the independent auditors, subject to shareholders’ approval. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.

The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

D. Limitation of Role of Committee

It is recognized that the members of the Committee are not full-time employees of the Company and they do not represent themselves to be accountants or auditors on behalf of the Company. It is not the Committee’s duty to plan or conduct audits or to determine if the Company’s financial statements are prepared accurately and in accordance with generally accepted accounting principles (“GAAP”). These duties are the responsibility of management and the independent auditors, who are ultimately accountable to the Committee. It is not the Committee’s responsibility to independently verify information presented to it, unless special circumstances require independent verification. The statement of the Committee’s Duties, Responsibilities and Processes below is in all respects qualified by this limitation.

II. Committee Membership

The Committee shall be comprised of at least three directors, each of whom shall meet the independence and experience requirements of the New York Stock Exchange, the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws, regulations and rules. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee. Committee members shall not simultaneously serve on the audit committee of more than two other public companies.

III. Committee’s Duties, Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing regulations, conditions and circumstances. The Committee should take the appropriate actions to set the overall “tone” for quality financial reporting, sound business risk practices, and ethical behavior of management, the internal auditors and the independent auditors.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimus exceptions for non-audit services described in the Exchange Act of 1934, as amended, which are approved by the Committee prior to the completion of the audit.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

A. Financial Statement and Disclosure Matters

1. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

2. Discuss the interim financial statements, including footnotes and Management’s Discussion and Analysis, with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall review the results of the auditor’s quarterly review and any other matters required to be communicated to the Committee by the independent auditors under GAAP. The Chair of the Committee may represent the entire Committee for the purposes of this review. Specifically, the Committee shall review and discuss quarterly reports from the independent auditors with regard to:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

3. Review with management and the independent auditors the financial statements, including disclosures made in management’s discussion and analysis to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

4. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested Information, and any significant disagreements with management.

9. Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

B. Oversight of the Company’s Relationship with the Independent Auditor

10. Review and evaluate the lead partner of the independent auditor team.

11. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

12. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit, the audit partner responsible for reviewing the audit and any other audit personnel as required by laws, regulations and rules. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

C. Oversight of the Company’s Internal Audit Function

15. Discuss with the independent auditor and management the Company’s internal auditing responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

16. Review the appointment and replacement of a senior internal auditing executive.

17. Review the significant reports to management prepared by the internal auditors and management’s responses.

D. Compliance Oversight Responsibilities

18. Obtain from the independent auditor assurance that the firm has not detected or otherwise become aware of information indicating that an illegal act has or may have occurred.

19. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

20. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

E. Miscellaneous

23. Make regular reports to the Board.

24. Review and reassess annually the performance of the Committee and the adequacy of this Charter, and recommend any proposed changes to the Board for approval.

25. Establish subcommittees and delegate authority to such subcommittees if the Committee determines it is desirable to accomplish the duties and responsibilities of the Committee.

Adopted 8/17/94 Board Meeting

Amended

2/17/00 Board Meeting

Amended

2/12/03 Board Meeting

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ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 J N T

☐ Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A    Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01—Jeffrey L. Bleustein	☐	☐
02—Donald A. James	☐	☐
03—James A. Norling	☐	☐

B    Issue

The Board of Directors recommends a vote FOR the following resolution.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as auditors.	☐	☐	☐

I Consent
Until contrary notice to the Corporation, I consent to	☐
access all future notices of annual meetings, proxy
statements, and annual reports issued by the Corporation
over the Internet, SEE REVERSE FOR DETAILS.

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

IMPORTANT: Please sign your name exactly as it appears on this Proxy. Joint owners should each sign personally. A corporation should sign in full corporate name by duly authorized officers. When signing as attorney, executor, administrator, trustee or guardian please give your full title as such.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1 U P X     H H H     P P P P     0017911

Proxy—Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR MAY 3, 2003 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints Jeffrey L. Bleustein and James L. Ziemer and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 17, 2003 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on May 3, 2003 and at any adjournment or postponement thereof (the “Meeting”).

Without limiting the generality of this proxy, Messrs. Bleustein and Ziemer are each authorized to vote:

(a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR the nominees as directors (Item 1.) and ratification of Ernst & Young LLP as auditors (Item 2.).

The shares represented by this Proxy shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

Harley-Davidson, Inc. (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and Proxy Statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Harley-Davidson, Inc. encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying Proxy Statement, then follow these easy steps:

• Call toll free 1-866-668-0871 in the United		• Go to the following web site:	• Mark, sign and date the proxy card.
States or Canada any time on a touch tone		WWW.COMPUTERSHARE.COM/US/PROXY
telephone. There is NO CHARGE to you for			• Return the proxy card in the
the call.		• Enter the information requested on your computer screen and follow the	postage-paid envelope provided.
• Enter the Holder Account Number		simple instructions.
(excluding the letter “C”) and
Proxy Access Number located below.

• Follow the simple recorded instructions.

Option 1:	To vote as the Board of Directors recommends on ALL proposals: Press 1.

When asked, please confirm your vote by pressing 1.

Option 2:	If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

HOLDER ACCOUNT NUMBER C0123456789	PROXY ACCESS NUMBER 12345

IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

PROXIES SUBMITTED BY TELEPHONE OR THE INTERNET MUST BE RECEIVED BY 12:00 MIDNIGHT, CENTRAL TIME, ON MAY 2, 2003.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.